Exhibit 99.1

Global Medical REIT Inc. Board Declares 2020 Third Quarter Common and Preferred Dividends

BETHESDA, Md.--(BUSINESS WIRE)-- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share, announced today that its Board of Directors (“Board”) has declared the Company’s 2020 third quarter common and preferred dividends.

Common Dividend

The Board has declared the Company’s 2020 third quarter cash dividend of $0.20 per share of common stock and unit, which will be paid October 8, 2020 to common stockholders and unitholders of record as of September 24, 2020.

Series A Preferred Dividend

The Board has also declared a quarterly cash dividend of $0.46875 per share on its Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), which will be paid on October 31, 2020, to Series A Preferred stockholders of record as of October 15, 2020. This represents the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2020 through October 30, 2020.

About Global Medical REIT Inc.

Global Medical REIT is a net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share. Additional information on GMRE can be obtained on its website at www.globalmedicalreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 3, 2020, and elsewhere in the reports the Company has filed with the SEC. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

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Investors:
Evelyn Infurna
investors@globalmedicalreit.com
(202) 524-6869

Source: Global Medical REIT Inc.